CONFIDENTIAL PORTIONS HAVE BEEN OMITTED BASED UPON A REQUEST

FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 OF THE

SECURITIES EXCHANGE ACT OF 1934 AND HAVE BEEN SEPARATELY FILED

WITH THE SECURITIES AND EXCHANGE COMMISSION.

CONTRACT BREWING AND DISTRIBUTION AGREEMENT between Heineken UK Limited and Kingfisher Beer Europe Limited

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This Contract Brewing and Distribution Agreement is dated April 18, 2013 between:-

PARTIES:-

A.	HEINEKEN UK LIMITED, a company incorporated in Scotland (Registered Number SC065527) having its registered office at 2-4 Broadway Park, South Gyle Broadway, Edinburgh, EH12 9JZ (“Heineken UK”); and

B.	KINGFISHER BEER EUROPE LIMITED, a company incorporated in England and Wales (Registered Number 02367133) having its registered office at Springfield House, Sandling Road, Maidstone, Kent, ME14 2LP (“KBE”).

(each a “party” and together the “parties”)

WHEREAS:-

(1)	Heineken UK is a brewer and supplier of beers in the UK.

(2)	KBE is a supplier and distributor of beer to its customers in the United Kingdom and European on-trade, off-trade and wholesale markets.

(3)	Heineken UK shall manufacture, package and supply beer for KBE and KBE shall purchase its requirements for the Products on the terms set out in this Agreement.

IT IS AGREED:-

1.	Definitions and Interpretation

1.1	Unless the context otherwise requires, in this Agreement the following words and expressions shall have the meaning set out opposite them:

“Agent”	means any subsidiary or holding company of Heineken UK and any third party appointed by Heineken UK in connection with this Agreement;

“Agreement”	means this Contract Brewing Agreement together with its Schedules;

“Agreement Date”	means the date of this Agreement as noted above;

“Business Day”	means a day (other than a Saturday or a Sunday) when banks are generally open for business in England and Wales;

“Commencement Date”	means 9 October 2013;

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“Contract Year”	means any period of twelve months beginning on the Commencement Date or any anniversary thereof;

“Depot”	means KBE Customers’ primary distribution depots in the United Kingdom (excluding Northern Ireland);

“Distribution Charge”	has the meaning given to it in Clause 5.4;

“Event of Default”	has the meaning given to it in the Loan Agreement;

“Facility”	has the meaning given to it in the Loan Agreement;

“Group”	means in relation to any person, such persons, every holding company of such person and every subsidiary of such person and of every such holding company and a member of the Heineken UK Group or KBE Group shall be construed accordingly;

“Heineken Sub-licence Agreement”	means the sub-licence agreement entered into between Heineken UK, KBE, United Breweries International (UK) Limited, a company registered in England with company number 1688201 and having its registered office at Tingewick Road, Buckingham MK1 8GD and United Breweries Limited, a company incorporated in India and having its registered office at Level 3-5, UB Tower, UB City 24, Vittal Mallya Road, Bangalore, 560001, India on or around the date of this Agreement.

“HUK Customers”	means Modern Retail Customers and Star Pubs & Bars Estate;

“Keg Charge”	has the meaning given to it in Clause 16.2;

“KBE Customers”	means KBE’s wholesale and on trade customers in the United Kingdom and KBE’s customers in Europe (not including Germany);

“Loan Agreement”	means the loan agreement entered into between Heineken UK and KBE on or around the date of this Agreement;

“Modern Retail Customers”	means the customers listed in Schedule 2, and such other customers as may be agreed between the parties from time to time;

“Payment Processing Date”	means each of the fifth (5th), fifteenth (15th) and twenty-fifth (25th) date in each calendar month (or, where such day is not a Business Day, the next Business Day thereafter), on which Heineken UK carries out payment processing runs.

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“Potential Event of Default”	has the meaning given to it in the Loan Agreement;

“Price(s)”	means the prices for the Products as set out in Schedule 1 to this Agreement as may be amended from time to time in accordance with Clause 8;

“Product”	means Kingfisher beer, as more particularly set out in Schedule 1 to this Agreement and as may be amended from time to time;

“Recipe(s)”	means the list of ingredients and agreed manufacturing process for the Product as provided by KBE to Heineken UK on or around the Commencement Date;

“Review Date”	has the meaning given to it in Clause 8.4;

“Royalty”	has the meaning given to it in Clause 4.4;

[ * ]	[ * ]

“Specifications”	means the product specifications and details as to the method of production and also the packaging of the Product and the quality procedures and performance standards relating to the Product as agreed between the parties from time to time;

“Star Pubs and Bars Estate”	means the tenanted pub estate in the United Kingdom that is owned, operated or managed by Heineken UK, its subsidiaries or holding company (as the case may be);

“Term”	means the term of this Agreement as set out in Clause 2.1;

“Trade Marks”	means the trade marks which subsist in the Products, Recipes and Specifications, as more particularly set out in Schedule 4;

“Ullage Policy”	Means the Heineken UK standard ullage policy as more particularly set out in Schedule 3;

“United Kingdom”	means England, Wales, Scotland and Northern Ireland;

“VAT”	means value added tax as provided for in the Value Added Tax Act 1994 and legislation (whether delegated or otherwise) supplemental thereto; and

“Volume Forecasts”	shall have the meaning given to it in Clause 6.1;

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1.2	In this Agreement:-

1.2.1	the singular includes the plural and vice versa;

1.2.2	references to gender include references to all genders;

1.2.3	unless otherwise stated, references to sub-Clauses, Clauses and to the Schedules are to sub-Clauses, Clauses and the Schedules to this Agreement;

1.2.4	the Clause headings are for reference only and shall not affect the construction or interpretation of this Agreement;

1.2.5	the Schedules annexed hereto are incorporated into and form part of this Agreement;

1.2.6	“subsidiary” and “holding company” shall have the meanings given to them in section 1159 of the Companies Act 2006; and

1.2.7	references to statutes, any statutory instrument, regulation or order shall be construed as a reference to such statute, statutory instrument, regulation or order as amended or re-enacted from time to time.

1.3	In this Agreement, except where the context otherwise requires, any reference to:-

1.3.1	another agreement or any deed or other instrument or document shall be construed as a reference to that other agreement, deed or other instrument or document as the same may have been, or may from time to time be, amended, varied, supplemented or novated;

1.3.2	a “day” means a period of 24 hours (or such other number of hours as may be relevant in the case of changes for daylight saving) ending at 12.00 midnight;

1.3.3	the words “include” or “including” are to be construed as meaning without limitation;

1.3.4	a “month” means a calendar month; and

1.3.5	a “person” includes any individual, partnership, firm, company, corporation, joint venture, trust, association, organisation or other entity, in each case whether or not having a separate legal personality.

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2.	Term

2.1	This Agreement is effective from the Commencement Date, with the exception of Clause 3.4 which shall apply from the Agreement Date, and shall continue for a period of five (5) years whereupon it shall automatically terminate, unless terminated earlier in accordance with Clause 18.

3.	Appointment

3.1	Heineken UK is exclusively appointed to manufacture, package and distribute the Product for sale in the United Kingdom and to manufacture and package the Product for export by KBE to Europe (not including Germany) on the terms set out in this Agreement.

3.2	Heineken UK has the right to manufacture and package the Product at any brewery site in the United Kingdom as nominated by Heineken UK.

3.3	Heineken UK, or its nominated distributor, shall:

3.3.1	manufacture the liquid for the Product to the Recipes, materially in accordance with the Specifications; and

3.3.2	package the Product materially in accordance with the Specifications.

3.4	The parties acknowledge and agree that a number of trial brews will be required to be undertaken by Heineken UK or its Agent prior to the Commencement Date in order to finalise and agree the Recipe. The parties have agreed that each trial brew will incur a cost of £[ * ] for which KBE shall be liable and that there will be an additional cost per batch to KBE to tanker and destroy product off site in the event that a trial brew is unsuccessful. In addition, sample bottles used for consumer research as part of the trial brews shall be charged to KBE at a cost of £[ * ] (not including courier costs) per ten cases of Product. KBE shall be liable for any and all costs associated with the trial brews and KBE shall, on receipt of an invoice from Heineken UK, make payment to Heineken UK within [ * ] days of the date of the relevant invoice.

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4.	Sale of the Product by Heineken UK

4.1	KBE acknowledges that Heineken UK shall be the sole and exclusive reseller of the Product to the Modern Retail Customers. Heineken UK shall also have the right to sell the Product to its Star Pubs and Bars Estate.

4.2	KBE undertakes (on behalf of itself and each member of the KBE Group) (i) that it shall refer any requests for Product from Modern Retail Customers directly to Heineken UK; and (ii) except where KBE demonstrates to the reasonable satisfaction of Heineken UK that it would conflict with any legally binding obligation on KBE existing as at the Commencement Date, or any statutory obligation applicable to KBE and coming into force after the Commencement Date, then KBE will include in any agreement which it enters into for the supply of the Product to a KBE Customer, a restriction on the KBE Customer not to actively sell the Product to the Modern Retail Customers (in this case, and without limitation, “actively selling” means approaching customers and does not include responding to unsolicited requests or sales from general advertising and promotions).

4.3	Neither Heineken UK nor KBE or the KBE Customers shall be prohibited from making passive sales of the Product to any person (that is to say, sale of Products to customers made on an unsolicited basis).

4.4	In consideration of the exclusivity granted to Heineken UK pursuant to Clause 4.1, Heineken UK shall pay KBE a royalty of £[ * ] per hectolitre (the “Royalty”) on all Product sold by Heineken UK to HUK Customers only during the Term.

4.5	At the end of each calendar month, Heineken UK shall send KBE a report of sales volumes by SKU in the preceding month for Product sold by Heineken UK to HUK Customers only. Within 30 days after the end of each Contract Year, KBE shall submit to Heineken UK an invoice for the total Royalty due in respect of that Contract Year, by aggregating the sales volumes data supplied by Heineken UK during that Contract Year. Heineken UK shall pay such invoice on the Payment Processing Date immediately following the date falling [ * ] after the date of receipt of the relevant invoice. Payments shall be made by BACS with cleared funds to such account in the United Kingdom as KBE may nominate from time to time.

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4.6	The Royalty shall be adjusted annually on the anniversary of the Commencement Date by a percentage equal to the annual movement (expressed in percentage terms) in [ * ] during the twelve (12) month period ending on 31st July in the same year as the relevant anniversary of the Commencement Date.

4.7	In addition to the sales volume data supplied by Heineken UK pursuant to Clause 4.5, Heineken UK shall also send KBE a quarterly report comprising such information and in such format as agreed between the parties.

4.8	In the event that Heineken UK sells less than [ * ] hectolitres of the Product in any Contract Year, KBE shall, on giving Heineken UK six (6) months’ notice, be entitled to withdraw the exclusivity granted to Heineken UK to sell to the Modern Retail Customers pursuant to Clause 4.1, such exclusivity to be withdrawn on the expiry of the six month notice period.

5.	Sale of Product by KBE

5.1	Heineken UK shall sell, and KBE shall purchase Product at the Prices set out in Schedule 1 and in accordance with Clause 8 for re-sale to KBE Customers.

5.2	Subject to Clause 7.1, Product purchased by KBE pursuant to Clause 5.1, shall be delivered by Heineken UK, or its nominated distributor, to such Depot(s) as agreed in advance between the parties.

5.3	Heineken UK has agreed to provide tamper evident caps on kegged Product at the rate of £[ * ] per hectolitre on each 50 litre keg and £[ * ] per hectolitre on each 30 litre keg. These charges shall be added to the Prices for kegged Product and KBE shall be liable to make payment there for in accordance with Clause 9.1.

5.4	In consideration of Heineken UK delivering Product to the Depot(s) on behalf of KBE, KBE shall be liable to pay Heineken UK a distribution charge of £[ * ] per hectolitre of Product delivered to the Depot(s) (the “Distribution Charge”), which shall be increased annually in accordance with Clause 5.4. KBE shall pay the Distribution Charge in accordance with Clause 9.1.

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5.5	The Distribution Charge shall be increased annually by Heineken UK on the anniversary of the Commencement Date by a percentage equal to the annual movement (expressed in percentage terms) in [ * ] during the twelve (12) month ending on 31st July in the same year as the relevant anniversary of the Commencement Date.

6.	Manufacturing and Forecast Volumes

6.1	Heineken UK shall produce, and submit to KBE, a forecast of the Product it anticipates it will require in order to satisfy the forecast demand and orders from HUK Customers and KBE Customers, as follows (or as otherwise agreed between the parties from time to time):

6.1.1	[ * ] setting out the total forecasted volume demand for the forthcoming [ * ]; and

6.1.2	[ * ] setting out the total forecasted volume demand for the forthcoming [ * ],
(together the “Volume Forecasts”).

6.2	Within five (5) Business Days of receipt of the Volume Forecasts, KBE shall review and discuss any changes that it wishes to make to the Volume Forecasts with Heineken UK, and the Volume Forecasts may be adjusted accordingly by mutual agreement. Once the Volume Forecasts have been finalised and agreed, KBE shall sign off on the Volume Forecasts thereby demonstrating its agreement with the Volume Forecasts.

6.3	By signing off on the Volume Forecasts in accordance with Clause 6.2, KBE acknowledges that the Volume Forecasts will form the basis on which Heineken UK (acting in its complete discretion) shall plan its production to manufacture the Product, and the parties agree that the first [ * ] of the Volume Forecasts shall be fixed.

6.4	In the event of unforecasted demand in excess of the Volume Forecasts, Heineken UK shall be entitled at its sole discretion to reject purchase orders submitted by KBE. In the event that the volume of Product actually sold is less than the volume anticipated in the Volume Forecasts, the parties shall seek to agree a plan to sell the Product before the Product breaches its minimum shelf life. If the parties are unable to agree a plan to sell the Product, [ * ].

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KBE acknowledges that Heineken UK will only manufacture the Product in minimum weekly production runs of [ * ] hectoliters in respect of finished Product. Accordingly, the parties shall use their respective best endeavours to ensure that the orders are submitted and managed in such way so as to meet customer demand and in production runs not less than the minimum amounts set out in this clause 6.5. Nothing shall oblige Heineken UK to manufacture liquid for the Product in volumes less than the minimum production run unless otherwise agreed.

6.5	Subject to clause 6.4, KBE further acknowledges that the maximum increase in manufacturing of the Product week on week is a doubling of the minimum production runs set out above (for example, if one brew is carried out in week one, two brews can be carried out in week two, and four brews can be carried out in week four, and so on (if required due to customer demand)).

6.6	Heineken UK shall procure (at its own cost) all the raw materials, consumables and other materials used in the manufacture of the Product. Heineken UK shall have the discretion as to which suppliers and in what quantities it procures such raw materials, consumables or other materials.

6.7	Should KBE wish to amend or alter the Recipe or the Specification or change the SKU of the Product in any way, it will notify Heineken UK in writing of its proposed changes. The parties shall meet in good faith to review and discuss the proposed impact of the changes on Heineken UK’s or its Agent’s (as the case may be) manufacture and packaging of the Product and, if appropriate, to review and agree a change to the Price. If Heineken UK agrees to the relevant amendment or alteration, then unless otherwise agreed between the parties, KBE shall be liable for any and all costs incurred by Heineken UK or its Agent (as the case may be) as a result thereof, which includes (but is not limited to) (i) any wasted expenditure on raw materials, consumables and other materials which can no longer be used by Heineken UK or its Agent (as the case may be) for the purposes of manufacturing and/or packaging to the amended or altered Recipe, Specification or SKU, and (ii) any capital investment costs to enable Heineken UK or its Agent (as the case may be) to manufacture and package the Product in accordance with the relevant amendment or alteration. For the avoidance of doubt, nothing herein shall oblige Heineken UK to manufacture or package the Product to an amended Recipe or Specification.

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7.	Ordering & Logistics

7.1	KBE shall submit orders for the Product electronically to Heineken UK via EDI. KBE shall submit orders on a day [ * ] for day [ * ] lead-time.

7.2	Heineken UK (or its nominated distributor’s) vehicles shall deliver Product purchased by KBE pursuant to this Agreement to the relevant Depot(s) on a day [ * ] for day [ * ] lead-time, provided that a purchase order must be placed no later than 5pm at the latest on day [ * ] in order for delivery to be tendered on day [ * ].

7.3	KBE shall notify Heineken UK within 24 hours of delivery if it detects any discrepancy in the quantity of the Product ordered. Any quantity discrepancies not notified within 24 hours of delivery will be payable in full by KBE as per Clause 5.1. In the event of an agreed discrepancy in any delivery, Heineken UK shall:

7.3.1	in respect of a short quantity of Product delivered, credit back the volume of Product short delivered and Heineken UK (or its nominated distributor) shall arrange with KBE for the shortfall of Product to be re-delivered and re-invoiced; and

7.3.2	in respect of an excess quantity of Product delivered, expect KBE to accept and pay for the excess Product.

7.4	In the event that the parties are in dispute over any invoice, discrepancy or quantity or quality issue in relation to the Product the matter shall be escalated to the Heineken UK Head of Brewing Operations and the KBE Operating Director to discuss and agree a resolution to the matter.

8.	Pricing

8.1	Heineken UK will supply the Product to KBE at the Prices (as amended pursuant to this Clause 8) during the Term, in consideration for payment of such Prices by KBE in accordance with Clause 9.

8.2	On the Commencement Date, the Prices shall be increased by the same percentage increase as the percentage increase (if any) in [ * ] during the period commencing on 1st August 2012 and ending on 31st July 2013, and those revised Prices shall apply from the Commencement Date until 31st December 2013. Thereafter, the Prices shall be adjusted annually in accordance with Clauses 8.4 and 8.5 below.

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8.3	The parties agree that:

8.3.1	the Price of packaged Product comprises a [ * ]% fixed cost element and a [ * ]% variable cost element (which reflects the cost of raw materials and packaging materials); and

8.3.2	the Price of kegged Product comprises a [ * ]% fixed cost element and a [ * ]% variable cost element (which reflects the cost of raw materials and packaging materials).

8.4	In respect of each of the packaged Product SKUs, the Price will be adjusted annually by Heineken UK on 1st January in each Contract Year (the “Review Date”) as follows:

8.4.1	[ * ]% of the relevant Price shall be adjusted by a percentage equal to the annual movement (expressed in percentage terms) in the [ * ] published by [ * ] in the October immediately prior to the Review Date, showing [ * ] over the previous 12 month period; and

8.4.2	[ * ]% of the relevant Price shall be adjusted by a percentage equal to the percentage movement in the cost of raw materials and packaging materials over the 12 month period immediately prior to the Review Date.

8.5	In respect of each of the kegged Product SKUs, the Prices will be adjusted annually by Heineken UK on the Review Date as follows:

8.5.1	[ * ]% of the relevant Price shall be adjusted by a percentage equal to the annual movement (expressed in percentage terms) in the [ * ] published by [ * ] in the November immediately prior to the Review Date, showing [ * ] over the previous 12 month period; and

8.5.2	[ * ]% of the relevant Price shall be adjusted by a percentage equal to the percentage movement in cost of raw materials and packaging materials over the 12 month period immediately prior to the Review Date.

8.6	All amounts payable pursuant to this Agreement are stated exclusive of VAT and all other similar taxes and duties payable in respect of such payments. In the event that VAT or duty shall be chargeable on any amounts payable by KBE, then KBE shall in addition thereto, pay to Heineken UK such VAT and duty as may be applicable thereon, provided that Heineken UK has provided KBE with a valid VAT invoice. In the event that VAT or duty shall be chargeable on the Royalty, then Heineken UK shall pay to KBE such VAT and duty as may be applicable thereon, provided that KBE has provided Heineken UK with a valid VAT invoice. Any increase in VAT or duty shall be passed on in full at the time of implementation.

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9.	Payment

9.1	Heineken UK shall invoice KBE for the Product delivered to the Depots, which shall include the Distribution Charge payable and any additional charge for tamper evident caps pursuant to Clause 5.3, at the end of the month for all Product delivered to the Depots during that month. For example, all deliveries of Product made by Heineken UK to the Depots in January shall be invoiced on or around 31st January. KBE shall pay all such invoices within [ * ] days of the date of the relevant invoice. Payments shall be made by BACS with cleared funds to such account in the United Kingdom as Heineken UK may nominate from time to time.

9.2	In the event that either party fails to make payment of any invoice or part thereof by the due date for payment thereof, the other party shall be entitled to charge interest on any invoices outstanding after the due date for payment until payment is made at the rate of 5% above the Bank of England base rate from time to time.

9.3	If KBE breaches this Agreement, or Heineken UK considers (acting reasonably) that KBE’s financial or trading position is such that there is a reasonable risk that KBE will not be able to make payment for any Product in accordance with the terms of this Agreement or Heineken UK has reasonable concerns about KBE’s solvency then Heineken UK reserves the right at any time and at its sole discretion to amend or withdraw any or all of the payment terms and method of payment.

10.	Risk & Title

10.1	Risk in the Product shall transfer to KBE at the point at which the Product has been unloaded from Heineken UK (or its nominated distributor’s) vehicles at the Depot.

10.2	Title to the Product shall remain with Heineken UK until such time as the Product has been paid for in full in cleared funds by KBE.

10.3	Heineken shall retain title to all returnable containers (kegs or casks) in which the Product is supplied from time to time.

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11.	Trade Marks

11.1	KBE authorises and licenses Heineken UK on an exclusive basis to use the Trade Marks for the purposes of manufacturing, packaging and selling the Product in accordance with this Agreement. For the avoidance of doubt, this includes the granting of an exclusive license to Heineken UK to brew the Product.

11.2	KBE warrants that it has and will continue to have the full right and title to license the Trade Marks to Heineken UK pursuant to Clause 11.1 during the Term.

11.3	Heineken UK acknowledges that United Breweries Limited, a company incorporated in India and having its registered office at Level 3-5, UB Tower, UB City 24, Vittal Mallya Road, Bangalore, 560001, India, are the owners of the Trade Marks and that Heineken UK will not obtain or assert any right to any part of them, except for the limited rights referred to above.

11.4	Heineken UK shall not, without the written consent of KBE, use any of the names, devices or logos applied by KBE to the Product, except for the purpose of identifying the Product.

11.5	KBE shall indemnify Heineken UK and/or its Agents (as the case may be) in relation to any reasonable costs and expenses incurred as a result of any third party actions brought against Heineken UK and/or its Agents (as the case may be) in relation to their use of the Trade Marks and Heineken UK or its Agents shall give KBE reasonable assistance and control of any such action.

11.6	Heineken UK shall not, without the written consent of KBE, sell, dispose of or describe the Product under or by reference to any name or description other than the name or description applied to the Product by KBE.

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12.	Product Recall

12.1	In the event that either party becomes aware of the existence of any quality or technical problem or other issue relating to the Product which either creates or is likely to give rise to a risk to the health or safety of Heineken UK and/or KBE customers, consumers or users, the possibility of action by enforcement authorities or a risk of adverse publicity or public dispute for either party, the following provisions will apply:

12.1.1	the party becoming aware of the problem will promptly notify the other by email and/or telephone, and shall, as soon as practicable supply the other party with such information as is in its possession relating to:

(a)	the identity, location and quantity of the Product involved;

(b)	relevant Product or packaging coding; and

(c)	any other matters which may be of assistance in tracing the Product or identifying the cause of the problem.

12.1.2	Heineken UK, where so notified by KBE, and KBE, where so notified by Heineken UK, shall take all such steps as are reasonable to mitigate the losses which Heineken UK, or, as the case may be, KBE are reasonably likely to incur;

12.1.3	representatives of Heineken UK and KBE (each acting reasonably) will meet as soon as is practicable after notification for the purposes of agreeing measures to be taken to remedy or mitigate the problem and measures to inform customers (and enforcement authorities where necessary) about any emerging risks;

12.1.4	where appropriate, such measures may include the cessation of production of the Product and/or the recall of Product and such cessation of production and/or recall shall be carried out if:

(a)	it appears necessary in order to comply with statutory requirements; or

(b)	to mitigate the effect or potential effect on either party as is reasonably required by either party and/or a party’s personal injury/product liability insurers;

12.1.5	provided that Heineken UK shall always be entitled in its absolute discretion to recall any Product pursuant to this Clause 12.1;

12.1.6	any recall under Clause 12 shall be organised by Heineken UK. KBE shall provide Heineken UK with all information in its possession which may reasonably be required in order to organise and carry out the recall.

13.	Technical Services

13.1	KBE acknowledges that Heineken UK has no obligation to provide technical dispense services in respect of the Product or to customers purchasing the Product from time to time.

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14.	Marketing Investment

14.1	KBE shall be liable for all marketing investment to the Modern Retail Customers, which investment shall be made entirely at KBE’s discretion, subject to the amount of the marketing investment in any Contract Year not exceeding [ * ] in the relevant Contract Year. Heineken UK will be invoiced directly by the Modern Retail Customers for any marketing investment during the Term and within thirty (30) days after the end of each Contract Year, Heineken UK shall submit to KBE an invoice for the amount of marketing investment that Heineken UK has paid to the Modern Retail Customers during the relevant Contract Year. KBE shall pay such invoice within [ * ] days of the date of the relevant invoice.

14.2	Heineken UK shall pay for any marketing investment in the Star Pubs and Bars Estate and for Heineken UK On Trade Customers.

15.	Ullage

15.1	Subject to Clause 15.2, the Ullage Policy shall apply to all Product sold by Heineken UK and by KBE pursuant to this Agreement.

15.2	KBE shall be responsible for collating and reporting all ullage claims received from KBE Customers to Heineken UK. Heineken UK will then collect the ullage from the relevant Depots in accordance with the Ullage Policy (for the avoidance of doubt, Heineken UK will not collect ullage out with the United Kingdom), and KBE shall be responsible for applying the credit decision in accordance with the Ullage Policy.

16.	Keg Balancing

16.1	In relation to those KBE Customers who do not separately have a trading account with Heineken UK, KBE shall be responsible for returning kegs to Heineken UK which have been supplied on its behalf by Heineken UK, or its nominated distributor, to those KBE Customers’ Depots. Heineken UK will automatically count the number of kegs delivered to and collected by Heineken UK’s nominated distributor from those KBE Customers, on KBE’s behalf, on a quarterly basis.

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16.2	The difference between the number of kegs supplied to each KBE Customer, and those returned will be that KBE Customer’s keg balance. Any negative keg balance (arising because not all kegs delivered to the relevant KBE Customer have been returned to Heineken UK through its nominated distributor) will give rise to a charge of £[ * ] per keg (the “Keg Charge”). Heineken UK reserves the right to levy the Keg Charge on KBE on a quarterly basis for each KBE Customer that has returned fewer than [ * ]% of the kegs supplied by Heineken UK to that KBE Customer. The Keg Charge will be applied to KBE’s trading account and shall be paid by KBE within [ * ] days of the date of the relevant invoice.

16.3	Any subsequent reduction in a KBE Customer’s keg balance (at each quarterly review) shall result in a credit to KBE’s trading account of £[ * ] per keg. Note that a positive keg balance can only be applied against an historical or a future negative keg balance, otherwise no credit will be given for a positive balance. Unless otherwise agreed, only keg movements after the date of signing of this Agreement will be recorded.

16.4	For the avoidance of any doubt, the provisions of this Clause 16 shall only apply to kegged Product supplied to KBE Customers who do not have a direct trading relationship with Heineken UK.

17.	Assignment & Sub-Contracting

17.1	Save as set out in Clause 17.2, none of the rights, duties, or obligations under this Agreement may be assigned, delegated, transferred or sub-contracted by either party without the other party’s prior written consent, such consent not to be unreasonably withheld.

17.2	KBE acknowledges and accepts that Heineken UK will sub-contract distribution of the Product manufactured under this Agreement to its nominated distributor from time to time and that Heineken UK may appoint an Agent to manufacture and package the Product under Heineken UK’s supervision.

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18.	Termination

18.1	Either party shall be entitled to terminate this Agreement immediately in the event of:

18.1.1	a material breach of this Agreement by the other party which, having been notified to that party, goes unremedied for a period of 30 days or more; or

18.1.2	the other party (i) voluntarily or involuntarily enters a bankruptcy, insolvency or similar proceeding; (ii) passes a resolution for winding up its business or a court of competent jurisdiction makes an order to that effect (other than for the purpose of amalgamation or restructuring) or (iii) a receiver is appointed in respect of substantially all of its assets.

18.2	Heineken UK shall be entitled to terminate this Agreement:

18.2.1	on thirty (30) days’ notice on the occurrence of a change of control or ownership of KBE after the date of this Agreement, where Heineken UK considers such change of control shall have a material adverse effect on Heineken UK PROVIDED THAT such notice of termination is served within six (6) calendar months of the date that Heineken UK became aware of the change of control or ownership; or

18.2.2	immediately on notice to KBE in the event that an Event of Default or a Potential Event of Default occurs under the Loan Agreement and such has not been rectified within 30 days of the occurrence of the Event of Default or Potential Event of Default.

19.	Consequences of Termination

19.1	On expiry or termination of this Agreement for any reason and subject to any express provisions set out elsewhere in this Agreement:

19.1.1	all outstanding sums payable by either party shall immediately become due and payable to the other party;

19.1.2	all rights and licences granted under this Agreement shall cease;

19.1.3	subject to Clause 19.1.4 below, Heineken UK and its Agents shall cease all use of the Trade Marks;

19.1.4	Heineken UK shall, for a period of 180 days after the date of termination, have the right to dispose of all stocks of Product in its or its Agents’ possession and all Product in the course of manufacture at the date of termination, provided that the Royalty payable by Heineken UK is paid to KBE in accordance with Clause 4.4 on receipt by Heineken UK of a valid invoice in respect of the Product disposed of pursuant to this Clause 19.1.4.

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19.2	Subject to Clause 19.3, in the event that this Agreement is terminated early by Heineken UK pursuant to Clause 18 above, Heineken UK may by written notice to KBE exercise its right to the exclusive licence pursuant to the Heineken Sub-licence Agreement.

19.3	Subject to the Facility under the Loan Agreement having been fully repaid by KBE to Heineken UK as at the date of termination of this Agreement, the parties shall meet to discuss and consider alternative security arrangements to the Heineken Sub-licence Agreement. For the avoidance of doubt, nothing shall oblige Heineken UK to accept an alternative security arrangement pursuant to this Clause 19.3 and Heineken UK reserves the right at all times to exercise its right to the exclusive licence under the Heineken Sub-licence Agreement in accordance with Clause 19.2.

19.4	The expiry or termination of this Agreement, for any reason, shall not affect any provision of this Agreement that is expressed to survive or operate in the event of expiry or termination and shall be without prejudice to the provisions of this Clause 19and to any rights of either party which may have accrued by, at or up to the date of such expiry or termination.

20.	Standard Terms and Conditions

The Heineken UK Limited Standard Terms and Conditions of Sale (as set out in Schedule 5) will apply to the supply of Product under this Agreement. Where there is a conflict between the Standard Terms and Conditions of Sale and this Agreement, this Agreement will prevail.

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21.	Force Majeure

21.1	Any delay in or failure by either party hereto in performance hereunder shall be excused if and to the extent that such delay or failure is caused by occurrences beyond such party’s control including but not limited to, acts of God, decrees or restraints of government, strikes, labour disputes, war, fire, riot, sabotage, terrorism and any other cause or causes whether similar or dissimilar to those already specified which cannot be controlled by such party. Such performance shall be so excused for the period during which such inability of the party to perform is so caused but for no longer period and shall be remedied as far as possible with all reasonable despatch. Any time period for performance shall be extended by a period equal to duration to any period during which such performance is excused by this Clause.

22.	Confidentiality

22.1	Each of the parties agrees to keep the terms of this Agreement and of any information exchanged between the parties in the course of this Agreement (in whatever form and including materials, notes, or papers in whatever form derived from such information) (“Confidential Information”) strictly confidential and shall not divulge any Confidential Information to any other person, except to its employees, licensees and/or Agents engaged in the production, marketing (including advertising) and distribution of the Product to whom it shall be essential to disclose the same.

22.2	Nothing in Clause 22.1 shall restrict the disclosure of any Confidential Information:

22.2.1	which has entered into the public domain (other than by breach of a party to this Agreement);

22.2.2	which comes into the possession of a party independently provided that such information has come into the possession of that party in circumstances of good faith; or

22.2.3	which is required to be disclosed by law, regulation, any competent court, governmental or regulatory authority pursuant to the rules of any stock exchange.

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23.	Entire Agreement

23.1	This Agreement and the Schedules annexed hereto constitute the entire understanding between the parties with respect to the subject matter hereof and supersedes any previous understandings, arrangements, representations, negotiations or agreements previously entered into between the parties. Provided that nothing in this Clause 23shall have effect to exclude the liability of either party for fraud or fraudulent misrepresentation.

24.	Waiver

24.1	Subject to Clause 24.2, failure, delay or neglect by either party to enforce at any time any provision of this Agreement shall not be construed nor shall be deemed to be a waiver of that party’s rights hereunder nor in any way affect the validity of the whole or any part of this Agreement nor prejudice the party’s rights to take subsequent action.

24.2	Either party shall be entitled by notice in writing to the other party to waive its rights under this Agreement.

25.	Severability

25.1	If any provision of this Agreement is declared to be void or unenforceable by any judicial or administrative authority in any jurisdiction in which this Agreement is effective, such provision will be deemed to be severable and the parties shall each use their reasonable endeavours in good faith to modify this Agreement so that the intent of this Agreement can be legally carried out.

26.	Notices

26.1	Any notice, consent, confirmation or other information required or authorised by this Agreement to be given by either party to the other may be given by hand or sent by first class recorded delivery post to the other party at the address specified in this Agreement or such other address as may from time to time be notified in writing to the party giving such notice or other communication by the party to whom such notice or other communication is given.

26.2	Notices shall be deemed given, in the case of notice given by hand, when given, and in the case of notice given by recorded delivery post, two Business Days after the date of posting.

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27.	Contracts (Rights of Third parties)

27.1	A person who is not party to this Agreement shall have no rights under the Contracts (Rights of Third parties) Act 1999 to enforce any terms of this Agreement. This Clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.

28.	Disclaimer of Agency and Partnership

28.1	This Agreement shall not, unless expressly agreed otherwise, constitute either party as an agent of the other. The parties hereto are independent contractors and shall have no power, nor will either of the parties represent that either has any power, to bind the other party or to assume or to create any obligation or responsibility, express or implied, on behalf of the other party or in the other party’s name.

28.2	Nothing in this Agreement shall be construed as creating any relationship of partnership between the parties hereto.

29.	Variation

29.1	This Agreement shall not be amended and no variation to its terms shall be effective unless such amendment or variation is in writing and is signed by or on behalf of each of the parties.

30.	Counterparts

30.1	This Agreement may be executed in any number of counterparts, each of which so executed shall be an original, but together shall constitute one and the same instrument.

31.	Governing Law

31.1	This Agreement shall be governed by and construed in accordance with the law of England & Wales and the parties hereby submit to the exclusive jurisdiction of the courts in England & Wales.

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Schedule 1

Product and Prices per unit

SKUs and exclusive of VAT and Duty unless otherwise stated

SKU	Price per unit		Duty	Duty and Price

Kingfisher 50litre keg	£	[ * ]	£45.89	£	[ * ]

Kingfisher 30litre keg	£	[ * ]	£27.53	£	[ * ]

Kingfisher 24 x 330ml	£	[ * ]	£7.27	£	[ * ]

Kingfisher 12 x 500ml	£	[ * ]	£5.51	£	[ * ]

Kingfisher 12 x 660ml	£	[ * ]	£7.27	£	[ * ]

Kingfisher (4 x 6) x 330ml	£	[ * ]	£7.27	£	[ * ]

* CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

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Schedule 2

Modern Retail Customers

●	[ * ]

* CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

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Schedule 3

Ullage Policy

Product / Container Fault Reporting

Upon contacting your product quality contact point the following Information will be required;

●	Outlet account name and number.
●	The best before date of the product (as detailed on the container label)
●	The nature of the problem (please see fault descriptions below)
●	The brand.
●	The container size.
●	The container Racking Code (as detailed on the container label)

Recognised product and dispense fault descriptions ~

Cloudy

Flat

Head Retention

Palate

Fobbing

Product Recall

Leaking Container / Extractor Fault

Leaking Cask

Short Fill

No Label

Overage – No Credit

Technician Visits ~

In the interests of customer service and product quality at the point a fault is reported Heineken UK reserve the right to arrange a Technical Services visit to your premises.

If a technician visits the outlet and is unable to restore the product to satisfactory condition he will either destroy the contents in the outlet in accordance with Customs or Excise regulations or arrange for the uplift of the product where destroy on site facilities are not available. Samples may be taken and the container will be weighed to determine if it meets our minimum volume criteria. Details of the container will be recorded and transferred through to Heineken UK Trade Quality dept to determine creditworthiness of the product.

Product Quality Samples may be taken prior to destruction in accordance with Customs and Excise regulations.

If a technician does not visit the outlet arrangements will be made to uplift the container from the premises. Our “Heineken UK Trade Quality” department will arrange for an uplift tag/label to be delivered direct to the outlet either by post or with the driver when collection of the keg is due for uplift and ask that you attach this to the container/s in question as soon as it is received.

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PLEASE NOTE IT IS THE CUSTOMERS RESPONSIBILITY TO SEAL ANY CASK RETURNS WITH BUNGS AND PEGS TO AVOID PRODUCT LOSS IN TRANSIT, WHICH COULD AFFECT THE CREDIT DECISION

Ullage Container Uplift ~

Heineken UK delivery crews will check the uplift documentation details against the actual container/s requested for collection and obtain the customers signature. Once the container is returned to the Heineken UK depot, the container will be checked and weighed to;

1.	Verify the accuracy of data previously reported with any discrepancies being reported back through the recognised channel, and
2.	Determine the contents of the container.

Credit Criteria ~

Subject to the following conditions being met, credit for the full nominal contents of the container will be given.

1.	Product should not be on sale beyond its best before date.
2.	Product should be reported as faulty prior to the expiry of its best before date.
3.	Product should not be mismanaged, diluted or adulterated.
4.	The keg or cask racking label must be present.
5.	There should be no sign of tampering with the container or spear.
6.	The volume of product in the container meets our Minimum Contents Criteria.

In addition credit for the full nominal contents of the container will be given, without consideration of the minimum contents criteria, in the following circumstances;

1.	The container is reported faulty at the time of delivery (e.g. a missing seal / label etc.)
2.	There is acknowledged production fault associated with the product.
3.	The container is leaking.
4.	The container has an extractor fault and cannot be broached.

Credit is not considered under the Returned Beer Policy where ~

1.	The product is below the minimum contents allowed.
2.	The container label is not intact or illegible.
3.	The best before date has expired
4.	The product integrity has been compromised (this is determined by a container sample having been taken and failing to meet the specific product criteria.)

Minimum Contents Criteria ~

Credit will normally be given on the full nominal contents of the container if the product has been stored and dispensed in a manner so as not to affect the quality and standard of the product and the reported date is prior to the best before date. Credit will only be given providing that the following minimum quantities are returned:

20 Ltr	=	[ * ] Ltr Minimum.
30 Ltr	=	[ * ] Ltr Minimum.
41 Ltr (9 Gal)	=	[ * ] Ltr Minimum.
45 Ltr (10 Gal)	=	[ * ] Ltr Minimum.
50 Ltr (11 Gal)	=	[ * ] Ltr Minimum.
82 Ltr (18 Gal)	=	[ * ] Ltr Minimum.
100Ltr (22 Gal)	=	[ * ] Ltr Minimum.

Credit will only be given if less than [ * ] gallons / [ * ] litres have been removed from the container, regardless of size.

* CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

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The minimum contents policy is designed specifically to identify product quality issues as quickly as possible and so limit potential losses.

Product Adulteration ~

Following the completion of analysis at our laboratory if a sample is subsequently found not to be creditworthy Heineken UK will notify the customer and process a reversal of the credit against the individual account.

Product Management ~

Filtering back damages product quality and contravenes legislation. Evidence of such a practice will result in a nil credit decision.

There are a number of Customer key actions required to ensure that beers are served and maintained in a quality condition;

●	Maintain air temperature at 12c +/- 2c
●	Allow stock 48hrs acclimatisation in the cellar before use.
●	Rotate stock by age and sell within best before date.
●	Store in a clean and hygienic environment. Ensure the cellar has hot and cold water supply as well as adequate drainage facilities. Do not keep animals or chemicals in the cellar.
●	Dispense beer as per Heineken UK quality standards, using correct tap at the recommended temperature and speed.
●	Ensure the appropriate gas is used to dispense the beer.
●	Clean equipment and lines at least every 7 days, using the recommended detergents, strength and soak time.
●	Rinse nozzles and sparklers daily and leave to soak in clean water or soda water between trading sessions.
●	Do not tamper with, or remove spears from kegs.
●	Do not filter back (autovacs are not approved on the grounds of hygiene).

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Schedule 4

Trade Marks

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Schedule 5

HEINEKEN UK LIMITED

Terms and Conditions of Sale

1	Basis of Sale

1.1	These are the terms of our contract with you. Any terms and conditions proposed by you or which you may purport to apply under any purchase order or confirmation of order are expressly excluded. The signing or acceptance of any of your documentation by any of our employees or agents shall not modify these terms or form part of any contract between you and us.

1.2	All descriptions and illustrations contained in our advertisements and other sales literature are intended merely to present a general impression of the goods described in them and nothing contained in them shall form part of this contract (save that no liability for fraudulent misrepresentation is excluded by this provision).

1.3	These terms of sale should be read in conjunction with our Trading Policy documents (including, but not limited to our Ullage Policy and Quality Policy), which we issue from time to time and which also form part of this contract.

1.4	These terms of sale cover the supply of goods by us across all routes to market including the on trade, off trade and wholesale. Accordingly, some of these terms of sale may not apply to your route to market of the products purchased.

2.	Orders, Delivery and Returns

2.1	All orders shall be deemed to be an offer by you to purchase goods pursuant to these terms and conditions of sale. No order shall be binding on us, until it is accepted over the telephone or by electronic communication by one of our authorised representatives or confirmed in writing by us.

2.2	We shall not be liable for any loss or damage whatsoever arising as a result of failure to deliver goods by any particular date provided that we use all reasonable endeavours to deliver the goods within a reasonable timescale. We may deliver the goods by installments.

2.3	We do not sell goods on a “sale or return” basis.

2.4	Our Quality Policy (issued from time to time) applies to any valid claims relating to the quality of the goods supplied.

2.5	A deposit may be charged by us on returnable Containers which will be credited to your account on their prompt return in good condition. Any credit given may differ from the quantities shown on the customer copy of the delivery note. We also reserve the right to charge at replacement cost where a Container is not returned to us, or to levy a charge (equal to the replacement cost less the scrap value of the Container) where a Container is returned to us damaged (such damage occurring whilst the container is at your risk).

2.6	We reserve the right to make an additional charge if you request any unscheduled delivery or emergency delivery.

2.7	In relation to the supply of wine, Vintages will follow on, unless we advise you otherwise. Where vintages are stroked (e.g. 2002/3) it is anticipated that stocks of the older vintage will run out during the life of our price list. The younger vintage will follow on at the same price.

2.8	References in our price list to container sizes expressed in terms of “halves” or “quarters” are standard industry expressions and are not necessarily arithmetically relative to the contents of the corresponding sizes of “bottles”.

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3.	Storage, Handling and Resale of Goods

3.1	You shall take all reasonable steps, and shall use your reasonable endeavours to procure that your own customers take all reasonable steps, to preserve the quality of the goods and any bottles, cases, canisters, kegs, casks, crates, pallets or other returnable containers and packaging (“Containers”) from the time of delivery until dispensed to the ultimate consumer. This includes, but is not limited to:

3.1.1	storing the goods and Containers in clean, sound and dry premises, out of direct sunlight and within appropriate temperatures and other ambient conditions;

3.1.2	transporting the goods and Containers carefully and in suitably adapted vehicles;

3.1.3	implementing proper stock rotation procedures to ensure that the goods with the earlier “Best Before” date are delivered and used first (but not selling goods which are past their “Best Before” date);

3.1.4	avoiding the stock-piling of perishable goods;

3.1.5	minimising, so far as is possible, the time elapsing between delivery and onward sale of perishable goods; and

3.1.6	observing any guidelines issued by us concerning the storage, temperature and method of dispensing to the ultimate consumer.

3.2	Title to the Containers shall remain vested in us or our nominated subcontractor from time to time.

3.3	You shall allow us reasonable access to your premises and facilities where the goods or Containers are stored and handled (and shall, upon reasonable request, provide us with reasonable details of your own customers and ensure that they allow us reasonable access to their premises and facilities), so we can check compliance with these terms.

3.4	You shall co-operate fully with us in the event of a recall of the goods or Containers and you shall provide such co-operation and assistance as we may reasonably request in order to comply with applicable legal requirements relating to the goods or Containers or any part of them.

3.5	You shall ensure, and shall use reasonable endeavours to procure that your customers ensure, that the goods remain in the original Containers in which they are supplied, until sold or dispensed to the ultimate consumer (this does not apply to tank beers) and that any markings (including any trade marks), numbers or references indicated on the Containers are not covered, defaced, altered or erased.

3.6	We may notify you that goods will be delivered to you on returnable pallets. If we do, you accept that property in such pallets shall remain with us and you agree to return the pallets to us on a “like for like” basis at your own cost. We reserve the right to charge you for any pallets not returned, or for pallets which are returned damaged.

3.7	Subject to mandatory laws, you shall not, and shall procure that your customers shall not, without our prior written consent:

3.7.1	use any of the names, devices or logos applied by us to any of the goods, except for the purpose of identifying and promoting the goods in a manner which is acceptable to us; or

3.7.2	sell, dispose of or describe the goods under or by reference to any name or description other than the name or description applied by us.

3.8	The residual contents of any Containers which are collected for return to us (or our contractor) for refilling and/ or cleaning will become our property from the time they are collected, without any further payment by us. You will have no further rights in those residual contents. This does not affect our Ullage Policy.

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3.9	We may (at our discretion) print bar codes on the goods, in accordance with the rules of the Article Numbering Association. We shall not be liable to you in the event of any omission or error in such bar codes.

4.	Prices

4.1	The prices charged for goods will be those applied by us on the date of acceptance of your order.

4.2	Any increases in rates of duty or other taxes or increases in price which are out with our control will be passed on immediately in full. In the event of any such change, orders received but not delivered at the date of such change will be fulfilled at the revised prices.

4.3	All prices quoted are exclusive of Value Added Tax, unless otherwise stated. In the event that we supply goods to you under bond you shall ensure that you fulfill your excise obligations under the relevant regulations published by HM Revenue & Customs from time to time.

4.4	The prices quoted for goods are inclusive of carriage, (unless expressly agreed to and stated as otherwise) to U.K. mainland premises, excluding Northern Ireland, Scottish Islands, Isle of Man, Channel Islands and Isles of Scilly. We reserve the right to charge for any deliveries which we believe (acting reasonably) cost significantly more than our average cost to deliver. For the avoidance of doubt, if goods are supplied to premises out with the UK, additional costs may be passed on to you, including (where appropriate) any rise in cost due to currency fluctuations.

4.5	We operate a keg surcharge scheme whereby we will levy a charge on draught products supplied in small volume Containers. We reserve the right to amend the level of keg surcharges and/or introduce new Container sizes into the scheme from time to time at our absolute discretion. We will communicate all keg surcharges and any changes in keg surcharges to you from time to time. All prices quoted are exclusive of keg surcharges unless otherwise stated.

5.	Payment

5.1	You shall make payment to us in cleared funds within such period or on such date as we shall specify to you from time to time (the “due date”). If we do not give you a specific date then payment is due within 28 days of the date of invoice.

5.2	Failure to pay any amount due to us, or any other Heineken UK Group Companies (as defined below) by the due date or any circumstances which give us reasonable concerns about your solvency, shall entitle us to suspend delivery of any undelivered orders. The time for payment for the goods shall be of the essence of the contract.

5.3	Heineken UK Group Companies means Heineken UK Limited, any direct or indirect holding or subsidiary undertakings of Heineken UK Limited or any direct or indirect subsidiary of such holding company, and other undertakings in which Heineken UK Limited has a direct or indirect interest, as defined by the Companies Act.

5.4	We reserve the right at any time, at our sole discretion, to amend or withdraw any or all of the (i) payment terms, (ii) credit limit and (iii) method of payment.

5.5	In the event of your breach of our contract with you, or any concerns we may reasonably have about any of the events listed in clause 10 applying to you, we reserve the right to amend or withdraw any or all of the payment terms, credit limit or method of payment.

5.6	We may endeavour to procure credit insurance in order to cover any credit risk associated the extension of credit to you. In the event that we have such cover which is subsequently revoked, withdrawn or reduced by our insurer, we reserve the right to amend or withdraw any or all of the payment terms, credit limit or method of payment.

5.7	If payment is not made by the due date, we reserve the right to claim interest at the rate prescribed from time to time under the Late Payment of Commercial Debts (Interest) Act 1998 until payment is received by us in cleared funds.

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5.8	In the event of any cheques or direct debits being dishonoured, a charge of £25.00 excluding VAT (or such other reasonable sum as we may from time to time advise you) will be made on your account to cover bank and administrative costs. We also reserve the right to make a reasonable administration charge for any copy invoice/ statements requested by you.

5.9	If you refuse to accept a delivery, for whatever reason, we reserve the right, in addition to a reasonable administration charge and any other claim we may have, to charge you the cost of carriage both to and from your premises.

6.	Dispense Equipment

6.1	All raising, dispense and other equipment (“equipment”) supplied by us (or our subcontractor) shall remain our property (or the property of other companies with whom we have contracted), but the equipment shall be at your risk while on your premises or under your custody or control. You are to insure the equipment whilst it is at your risk, such insurance to be sufficient to cover all costs required to effect the replacement or repair (including but not limited to labour costs). For the avoidance of doubt, we shall not be responsible for the provision and maintenance of any cellar cooling equipment.

6.2	The equipment must be used only with goods and Containers supplied to you by us (or our subcontractor) and must be used in accordance with our instructions (or those of our subcontractor) and remain strictly as installed by our representative (or our subcontractor). The equipment must not be moved to a different location or tampered with.

6.3	You will allow us (or our subcontractor) or our representative access for maintenance or removal of the equipment and for auditing purposes at all reasonable times. You shall ensure that the equipment supplied to you is properly maintained and is returned to us (or our subcontractor) on demand at any time and, in any event, when no longer used by you with our goods.

6.4	In the event that you use such equipment to dispense products other than our owned or licensed brands, we reserve the right to either:

6.4.1	remove the equipment from your premises; or

6.4.2	charge you for use of equipment for as long as you dispense other brands through it; or

6.4.3	to sell the equipment to you at a price at which we (or our nominated contractor) may agree with you.

6.5	Where clauses 6.4.1 or 6.4.2 apply, you must arrange for all references to any of our trade marks to be removed from such equipment prior to use in connection with products other than our own.

6.6	In the event that the equipment requires maintenance, repair or replacement otherwise than in the ordinary course and excluding normal wear and tear, we retain our right and that of our subcontractors’ to charge you for such maintenance, repair and/or replacement costs. Notwithstanding the terms of this clause 6, we shall be entitled (at our discretion unless agreed otherwise with you) to levy a reasonable charge to cover our costs in maintaining the equipment.

6.7	If you are wholesaling our products then you must ensure that the terms of this clause 6 are replicated in your terms and conditions with your customer.

If you are wholesaling our products, you shall provide us with reasonable data for the outlets and products supplied to support the placement and maintenance of equipment and facilitate quality checking of our products in trade.

7.	Risk and Retention of Title

7.1	Risk of damage to or loss of the goods and Containers shall pass to you at the time of delivery or, if you wrongfully fail to take delivery of the goods, at the time when we tendered delivery of the goods.

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7.2	The property in the goods (but not in any Containers) shall pass to you only when we have received from you payment of:

7.2.1	all amounts owing in respect of these goods; and

7.2.2	all other amounts then due and owing from you to us or any other Heineken UK Group Companies whether or not under this contract.

7.3	Until the property in the goods passes to you, you shall hold the goods as our fiduciary agent and bailee, you shall keep the goods separate from your own goods and third party goods and the goods shall be properly stored, protected and insured (in an amount which is not less than the price payable to us) and identified as our property.

7.4	Until the property in the goods passes to you, (subject to the provisions of condition 7.5) you shall be entitled to resell or use the goods in the ordinary course of your business, but shall account to us for the proceeds. You shall, to the fullest practicable extent, keep all such proceeds separate from any of your or third party monies or property and, in the case of tangible proceeds, properly stored, protected and insured. Your power of sale referred to in this clause shall automatically cease upon the occurrence of any of the events referred to in condition 10.

7.5	Until the property in the goods passes to you (and provided the goods are still in existence and have not been resold), we may require you to deliver the goods to us. If you fail to do so, we (or our representatives) may enter your premises (with or without vehicles) or any third party premises where the goods are stored and repossess the goods and we (or our subcontractors) may do this at any time in order to repossess the Containers.

7.6	You shall not be entitled to pledge or charge by way of security any of the goods, Containers and equipment which remain our property, but if you do so or purport to do so, all money owing by you to us shall become immediately due and payable, and we shall have the right to recover our Containers and equipment.

7.7	The rights and remedies conferred to us by this clause 7 are in addition to and shall not in any way limit our other rights and in particular (but without limitation) our right to sue for the price of the goods (even if property in the goods has not passed) and to recover our Containers.

7.8	In the case of goods delivered to Scotland, references in clause 7.3 to “bailee” shall be deemed to be “trustee”.

8.	Claims

Upon delivery, all goods should be examined and signed for with a clear signature and any loss or damages entered upon the delivery note and the carriers notified in writing on the same day. We shall be entitled to treat any signature obtained in good faith as binding you. Claims cannot be entertained once goods have been signed for (unless the defect was not apparent until sampling). In respect of the non-delivery of goods for which an invoice has been raised, any claim must be made in writing to us within five days of the date of the invoice. Any claim in respect of incorrect pricing must be made in writing to us within fourteen days of the date of the invoice.

9.	Liability

9.1	Our liability in the event of a valid claim relating to the goods or Containers or our breach of this contract or our negligence or breach of any duty will be limited to (a) the replacement of the goods or a refund of the price of the relevant goods plus (b) if physical damage to your property has been caused by us supplying defective goods or Containers (“Property Damaging Goods”), we will pay you such compensation as we may reasonably consider appropriate, up to a maximum of £200 for each order fulfilled by us which contained Property Damaging Goods. We shall have no further or other liability to you.

9.2	We shall not be liable to you or be deemed to be in breach of this contract by reason of any delay in performing, or any failure to perform, any of our obligations, if the delay or failure was due to any cause beyond our reasonable control or due to your fault. This includes, but is not limited to, strikes, lock-outs or other industrial actions or trade disputes (whether involving our employees or those of a third party).

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9.3	We do not exclude any liability to you in respect of death or personal injury caused by our negligence or fraud.

9.4	You shall indemnify us against any third party claims, losses, damages, expenses and costs we incur as a result of your negligence or any breach of this contract by you.

10.	Insolvency

10.1	We may terminate this contract or suspend further deliveries under this contract (without any liability to you) if:

10.1.1	you become unable to pay your debts as they fall due; or you commence negotiations with your creditors with a view to rescheduling any of your debts; or you cease trading or announce your decision to do so; or the value of your assets is less than your liabilities; or

10.1.2	any steps are taken with a view to;

10.1.2.1	appointing an administrator, receiver, administrative receiver, liquidator, trustee or other similar officer in respect of you or your assets;

10.1.2.2	enforcing payment of any of your debts or of any security you have granted; or

10.1.2.3	obtaining a moratorium in respect of your debts; or

10.1.3	we believe that any of the events referred to in clauses 10.1.1 and 10.1.2 are reasonably likely to occur and we notify you accordingly.

10.2	If we terminate this contract in accordance with this condition 10, the price payable for any goods that have been delivered but not paid for shall become immediately due and payable, regardless of any previous agreement or arrangement to the contrary. Any exercise by us of our rights under this condition 10 will not affect any of our other rights or remedies under this contract.

11.	Consumer orders

This term applies only if you are not a business but are a “consumer” within the meaning of The Consumer Protection (Distance Selling) Regulations 2000. If, after we have accepted an order from you, you wish to withdraw from this contract then you may do so by informing us no later than 7 working days after the date of delivery of the goods. If you notify us that you wish to cancel the order, and we have already delivered the goods to you, then you must return the goods to us at your own cost and risk. Provided that the goods are returned in the same condition as when we supplied them to you, we shall reimburse all sums paid by you for those goods less any reasonable costs of delivery.

12.	Disclosure of Information and Data Protection

12.1	We may give information and/or an opinion relating to you or your business or the status of any account held with us (“Information”) to any credit reference agency, bank, supplier or sub-contractor as we reasonably consider appropriate. You authorise us to disclose Information to such persons and you acknowledge that such Information may be used by other customers of such persons, for purposes including, but not limited to, assessing applications for credit by you and members of your household (if applicable) and for occasional debt tracing and fraud prevention purposes.

12.2	Additionally we may, subject to the provisions of the Consumer Credit Act 1974, seek Information from any credit reference agency, bank or other person. You authorise us to obtain such Information.

12.3	We comply with the Data Protection Act 1998 and any Information you provide to us will be stored and processed by us in accordance with that Act. Please note that any Information you provide to us represents your express consent to disclose your Information to other Heineken UK Group Companies.

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12.4	We may use the Information to send you our promotional material. Please advise us if you wish to stop receiving promotional material from us.

12.5	By entering into this contract you agree and consent to the use of the Information as set out above and for the purposes of our fulfilling our obligations to you under this contract.

12.6	You may access the Information by writing to our Data Protection Administrator at our Registered Office Address. To protect your privacy and security we may take reasonable steps to verify your identity before granting access to Information or making any requested alterations.

12.7	We are required to comply with money laundering legislation and regulations designed to combat the laundering of the proceeds of crime. Deliveries will not be made unless we have been provided with satisfactory evidence of your identity, and in certain circumstances we may be required to notify the appropriate authorities of issues relating to your affairs. We accept no liability to you for any losses you incur as a result of any actions we require to take as a result of such legislation and regulations.

13.	Set-off

If you owe us, or any other Heineken UK Group Companies, any payment or other liability, then we may set-off or withhold that amount from any sum which we, or such other Heineken UK Group Companies, owe you. In other words, only the net amount will be paid to you.

14.	Waiver

No delay by either of us in exercising our rights or remedies under this contract shall prevent or restrict the exercise of such rights or remedies at any time. No waiver (whether express or implied) by either of us of any breach of any of the terms of this contract by the other shall be construed as a waiver of any subsequent breach of the same or any other provision.

15.	Termination

Without prejudice to our rights under Clause 10, we shall be entitled to terminate this contract immediately if you commit a material breach of any of these terms and conditions, or on 30 days prior written notice for any other reason.

16.	Proper Law and Jurisdiction

This contract shall be governed and construed in accordance with English law and the English Courts shall have exclusive jurisdiction over any disputes arising.

17.	General

17.1	We reserve the right to transfer to any person the right to receive payment of any money payable to us, and/or any of our other rights.

17.2	All copyright, patent, trade mark, trade secret, design rights, domain names and other proprietary and Trade Marks whether registered or unregistered in the goods (“Trade Marks”) and Containers and information and know how which we may provide in relation to the goods and Containers shall (as between you and us) remain vested in us. You shall not acquire any title in the Trade Marks relating to the goods or Containers. You may not copy or imitate the Trade Marks, goods or Containers or do or omit to do, or permit any third party to do or omit to do, anything which may damage such Trade Marks. Any goodwill arising from the use of such Trade Marks shall accrue to us.

17.3	If we agree to supply you with goods upon which excise duty (or other duties or taxes) has not been paid, it will be on the strict condition that you comply with all legislation and procedures (whether legally binding or not) relating to excise duty suspension or such other regime as may be applicable. You will keep us fully indemnified at all times on demand against any assessments, claims, demands, losses, liabilities or expenses which we incur as a result of any failure by you to fulfill your obligations under such legislation or procedures. We shall not be obliged to provide you with any certificate or similar relating to payment of excise duty on any delivery. This information shall be shown on the delivery note in question, a copy of which should be retained for your records.

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17.4	Please note that goods such as merchandising/ point of sale and branded items may be supplied by us for use in your business. If you dispose of goods which form part of the assets of your business (e.g. you sell them, give them away, or take them into private use) this is normally a supply for VAT purposes and, where it is a taxable supply, you will have to account for VAT on the disposal.

17.5	You shall not be entitled to assign, re-sell, transfer, encumber or otherwise any of your rights or obligations under this contract, in whole or in part, without our prior consent and any attempt to do so will enable us to terminate this contract without prejudice to our other rights and remedies.

18.	Amendments

We reserve the right to alter these terms of sale generally or for any particular class of goods or customer. We will use our reasonable endeavours to give at least one week’s notice of alteration.

19.	Severance

If any provision of these terms is held by any competent authority to be unenforceable (in whole or in part) it shall be deemed severable and the remaining provisions of these terms (and/ or the remainder of such provision) shall continue in full force and effect.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their duly authorised representatives and delivered on the date first above written.

SIGNED for HEINEKEN UK LIMITED by:		Before THIS WITNESS:

Signature	/s/ Joss van der Burg	Signature	/s/ Mark Hannam

Name:	Joss van der Burg	Name:	Mark Hannam

Title:	Finance Director	Address:	30 Kingston Road, Oxford, OX2 6RQ

Date:	04/16/2013	Date:	04/16/2013

SIGNED for KINGFISHER BEER EUROPE LIMITED by		Before THIS WITNESS:

Signature	/s/ Damon Swarbrick	Signature	/s/ Mark Davis

Name:	Damon Swarbrick	Name	Mark Davis

Title:	Director	Address:	Springfield House, Sandling Road, Maidstone, Kent

Date:	04/17/2013	Date:	04/17/2013

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